EXHIBIT 11.  COMPUTATION OF PER SHARE EARNINGS


The computation of net income per share for the three and nine months ended September 30, 1996 and 1995 is as follows: (000's omitted except per share data)

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

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,          SEPTEMBER 30,
                                                         (UNAUDITED)           (UNAUDITED)
                                                       1996       1995        1996      1995
                                                     -------------------   -------------------
PRIMARY

Net income                                           $ 20,835   $ 16,933   $ 57,731   $ 47,861
Add: Adjustments to net income
     related to convertible debentures, net of tax        303        282       (466)         0
                                                     --------   --------   --------   --------
     Adjusted net income                             $ 21,138   $ 17,215   $ 57,265   $ 47,861
                                                     ========   ========   ========   ========
Average common shares outstanding                      32,860     30,239     31,681     29,383
Dilutive common equivalent shares
issuable upon the exercise of
     options currently outstanding to
     purchase common shares                             1,021      1,007      1,169        888
Conversion of Debentures                                1,472      1,556      1,472          0
                                                     --------   --------   --------   --------
                                                       35,353     32,802     34,322     30,271
                                                     ========   ========   ========   ========

Net income per share                                 $   0.60   $   0.52   $   1.67   $   1.58
                                                     ========   ========   ========   ========

FULLY DILUTED

Net income                                           $ 20,835   $ 16,933   $ 57,731   $ 47,861
Add: Adjustments to net income
     related to
     convertible debentures, net of tax                 3,126      2,691      7,415     10,315
                                                     --------   --------   --------   --------
     Adjusted net income                             $ 23,961   $ 19,624   $ 65,146   $ 58,176
                                                     ========   ========   ========   ========

Average common shares outstanding                      32,860     30,239     31,681     29,383
Dilutive common equivalent shares
issuable upon the exercise of options
currently outstanding to purchase
     common shares                                      1,021      1,252      1,181      1,306
Conversion of Debentures                                6,684      7,202      6,684      7,202
                                                     --------   --------   --------   --------
                                                       40,565     38,693     39,546     37,891
                                                     ========   ========   ========   ========

Net income per share                                 $   0.59   $   0.51   $   1.65   $   1.54
                                                     ========   ========   ========   ========

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